[Company Letterhead]

November 1, 2021

Wilton Reassurance Life Company of New York

800 Westchester Avenue, Suite 641 North

Rye Brook, NY 10573

Re:	Wilton Reassurance Life Company of New York
Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Wilton Reassurance Life Company of New York (the “Company”) of the above-referenced Registration Statement under the Securities Act of 1933 for the market value adjusted fixed account options (the “Guarantee Periods”) offered and funded by the Company, which are available only under certain variable annuity contracts previously issued. I have examined, or persons on my staff have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

The Company is a corporation duly organized and validly existing in accordance with the laws of the state of New York and is a duly authorized life insurance company under the laws of New York and the laws of those states in which the Company is admitted to do business.

2.	The Company is authorized to issue the Guarantee Periods in those states in which it is admitted and where their issuance is authorized by each applicable state insurance regulator.

3.

When issued and sold pursuant to the terms described in the Registration Statement, the Guarantee Periods will constitute validly issued and binding obligations enforceable against the Company in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ Jaime Merritt
Jaime Merritt Assistant Secretary